As filed with to the Securities and Exchange Commission on November 15, 2017

Registration No. 333-217409

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZOMEDICA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Alberta, Canada	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3928 Varsity Drive

Ann Arbor, Michigan 48108

(734) 369-2555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald Solensky, Jr.

President and Chief Executive Officer

3928 Varsity Drive

Ann Arbor, Michigan 48018

(734) 369-2555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John D. Hogoboom	Paul Bolger
Lowenstein Sandler LLP	Tingle Merrett LLP
1251 Ave of the Americas	1250, 639 – 5th Avenue S.W.
New York, New York 10020	Calgary, Alberta T2P 0M9
Tel: (212) 262-6700	Tel: (403) 571-8006
Fax: (212) 262-7402	Fax: (403) 571-8008

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions to be paid by us in connection with the sale of the common shares being registered hereby. All amounts are estimates except for the United States Securities and Exchange Commission, or SEC, registration fee.

SEC registration fee	$21,446
NYSE American listing fees	75,000
Legal fees and expenses	374,007
Accounting fees and expenses	56,184
Printing and engraving expenses	14,735
Miscellaneous	8,628
Total	$550,000

Item 14. Indemnification of Directors and Officers

Under the Business Corporations Act (Alberta), or ABCA, except in respect of an action by or on behalf of the company to procure a judgment in its favor, we may indemnify a director or officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that company or body corporate, if:

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the company, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

The ABCA further provides that we may, with the approval of a court, indemnify any of the aforementioned persons in respect of an action by or on behalf of the company to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the company, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out paragraphs (a) and (b) above.

In addition, a director or officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives is entitled under the ABCA to indemnity from the company in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the company or body corporate, if the person seeking indemnity:

(i)	was substantially successful on the merits in the person’s defence of the action or proceeding,

(ii)	fulfils the conditions set out in paragraphs (a) and (b) above, and

(iii)	is fairly and reasonably entitled to indemnity.

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The ABCA provides that we may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to above, but if the person does not meet the conditions of paragraphs (i), (ii) and (iii) above he or she shall repay the funds advanced.

In accordance with the ABCA, we may purchase and maintain insurance for the benefit of any director or officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives against any liability incurred by the person:

(a)	in the person’s capacity as a director or officer of the company, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the company; or

(b)	in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the company’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

In addition to the foregoing provisions of the ABCA, our by-laws require us to indemnify each of our directors, officers, former directors and officers and persons who act or acted at our request as a director or officer, or in a similar capacity, of a body corporate of which the company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which the individual is made a party by reason of being or having been a director of officer of us or such body corporate, provided that he:

•	acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our by-laws authorize us, with the approval of our board of directors, to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer of another entity, against any liability incurred by him or her. We currently maintain insurance policies in the amount of $3.75 million per covered person.

The employment agreements for our chief financial officer, Shameze Rampertab and our chief executive officer, Gerald Solensky contain an indemnification provision pursuant to which we agree to indemnify, hold harmless and pay advancements on any expenses either officer may sustain before or after termination in relation to our affairs and his duties as an officer or director of us to the maximum extent allowed under Alberta law.

Item 15. Recent Sales of Unregistered Securities

Canadian dollars have been converted to US dollars at an exchange rate of CDN$1.2515 to US$1.00, the exchange rate as published by the Bank of Canada as of August 29, 2107.

Shares issued by Zomedica Pharmaceuticals Corp. (formerly Wise Oakwood Ventures Inc.)

On August 29, 2017, we issued 7,940 common shares at a price of $1.20 per share upon the exercise of outstanding stock options for aggregate consideration of $9,528. The issuance was exempt pursuant to Rule 701 under the Securities Act.

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On July 28, 2017, we issued 1,502,691 common shares at a price of $2.21 per share for aggregate consideration of approximately $3,320,000, all of which were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S) who were “accredited investors” as defined in Rule 501(a) of Regulation D. The issuance to such investors was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 502(b) of Regulation D.

On July 17, 2017, we issued 220,000 common shares at a price of $0.20 per share upon the exercise of outstanding stock options for aggregate consideration of $44,000. The issuance was exempt pursuant to Rule 701 under the Securities Act.

On July 6, 2017, we issued 200,000 common shares at a price of $0.04 per share upon the exercise of outstanding stock options for aggregate consideration of $8,000. None of the common shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S under the Securities Act, or Regulation S).

On May 23, 2017, we issued 80,000 common shares at a price of $0.20 per share upon the exercise of outstanding stock options for aggregate consideration of $16,000. The issuance was exempt pursuant to Rule 701 under the Securities Act.

On May 8, 2017, we issued 7,060 common shares at a price of $1.20 per share upon the exercise of outstanding stock options for aggregate consideration of $8,472. The issuance was exempt pursuant to Rule 701 under the Securities Act.

On April 7, 2017, we issued 2,902,682 common shares at a price of $1.12 per share for aggregate consideration of approximately $3,250,000, all of which were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S) who were “accredited investors” as defined in Rule 501(a) of Regulation D. The issuance to such investors was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 502(b) of Regulation D.

On March 14, 2017 we issued 43,613 common shares to our U.S. counsel in a private placement at a price of $1.15 per share, the consideration for which consisted of prior legal services. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On February 21, 2017, we issued 400,000 common shares at a price of $0.04 per share upon the exercise of outstanding stock options for aggregate consideration of $15,211. None of the common shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S under the Securities Act, or Regulation S).

On February 21, 2017, we issued 10,000 common shares at a price of $0.19 per share upon the exercise of outstanding stock options for aggregate consideration of $1,911. The issuance was exempt pursuant to Rule 701 under the Securities Act.

On December 29, 2016, we issued 791,373 common shares at a price of $1.11 per share for aggregate consideration of $880,086 of which 778,707 shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S under the Securities Act, or Regulation S) who were “accredited investors” as defined in Rule 501(a) of Regulation D. The issuance to such investors was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 502(b) of Regulation D.

On August 25, 2016, we issued 3,342,480 common shares at a price of $1.13 per share for aggregate consideration of approximately $3,875,000, all of which were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S) who were “accredited investors” as defined in Rule 501(a) of Regulation D. The issuance to such investors was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 502(b) of Regulation D.

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On August 15, 2016, we issued 400,000 common shares at a price of $0.04 per share upon exercise of outstanding stock options for aggregate consideration of $15,038. None of the foregoing common shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S under the Securities Act, or Regulation S).

On April 21, 2016, we issued 100,000 common shares of Zomedica Pharmaceuticals Corp. at a price of $0.19 upon exercise of previously issued broker warrants for aggregate consideration of $18,797. None of the foregoing common shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S).

On April 21, 2016, we issued 80,000 common shares of Zomedica Pharmaceuticals Corp. at a price of $0.19 upon exercise of stock options by outgoing directors and officers for aggregate consideration of $15,038. None of the foregoing common shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S).

On April 21, 2016, we issued 80,000 common shares of Zomedica Pharmaceuticals Corp. at a price of $0.19 as payment of advisory fees upon completion of our Qualifying Transaction for aggregate consideration of $15,038. None of the foregoing common shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S).

On April 21, 2016, we issued 77,370,716 common shares of Zomedica Pharmaceuticals Corp. at a price of $0.19 to the holders of all of the common shares of ZoMedica Pharmaceuticals Inc. as consideration payable pursuant to the Qualifying Transaction for aggregate consideration of $14,543,368. 69,380,716 of such shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S under the Securities Act, or Regulation S) who were “accredited investors” as defined in Rule 501(a) of Regulation D. The issuance to such investors was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 502(b) of Regulation D.

Shares issued by ZoMedica Pharmaceuticals Inc. (prior to completion of the Qualifying Transaction)

On December 22, 2015, ZoMedica Inc. issued 23,863,446 of its common shares at a price of $0.19, the consideration for which consisted of cash payments and prior services provided for aggregate consideration of $4,291,986. 16,073,446 of such shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S under the Securities Act, or Regulation S) who were “accredited investors” as defined in Rule 501(a) of Regulation D. The issuance to such investors was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 502(b) of Regulation D.

On July 31, 2015, ZoMedica Inc. issued 16,164,170 of its common shares at a price of $0.04, the consideration for which consisted of cash payments and prior services provided for aggregate ascribed consideration of $607,676. 15,964,170 of such shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S under the Securities Act, or Regulation S) who were “accredited investors” as defined in Rule 501(a) of Regulation D. The issuance to such investors was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 502(b) of Regulation D.

On May 31, 2015, ZoMedica Inc. issued 37,343,100 of its common shares at a price of $0.01 as consideration for certain intellectual property for aggregate ascribed consideration of $280,775. All of such shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S under the Securities Act, or Regulation S) who were “accredited investors” as defined in Rule 501(a) of Regulation D. The issuance to such investors was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 502(b) of Regulation D.

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedule

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, Michigan on November 15, 2017.

ZOMEDICA PHARMACEUTICALS CORP.

By:	/s/ Gerald Solensky Jr.
	Name:	Gerald Solensky Jr.
	Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald Solensky Jr.
Gerald Solensky Jr.	Chairman of the Board, President, Chief Executive Officer	November 15, 2017
(principal executive officer)
/s/ Shameze Rampertab
Shameze Rampertab	Chief Financial Officer, Corporate Secretary and Director	November 15, 2017
(principal financial and accounting officer)

*
James LeBar	Director	November 15, 2017

Rodney Williams	Director

*
Jeffrey Rowe	Director	November 15, 2017

Thomas Robitaille	Director

*
Jane Eagleson	Director	November 15, 2017

*By:	/s/ Gerald Solensky Jr.
Gerald Solensky Jr.
Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description

3.1*	Articles of Amalgamation of Zomedica Pharmaceuticals Corp.
3.2*	Amended and Restated By-Law No. 1 of Zomedica Pharmaceuticals Corp.
3.3*	Certificate of Amendment and Registration of Restated Articles of Zomedica Pharmaceuticals Corp.
3.4*	Certificate of Amalgamation of Zomedica Pharmaceuticals Corp.
4.1*	Form of Certificate for Common Shares
5.1	Opinion of Tingle Merrett LLP
10.1*	Amalgamation Agreement by and among Wise Oakwood Ventures Inc., 9674128 Canada Inc. and ZoMedica Pharmaceuticals Inc., dated March 30, 2016
10.2#*	CTX Agreement
10.3+*	Executive Employment Agreement between Zomedica Pharmaceuticals Corp. and Gerald Solensky Jr.
10.4+*	Executive Employment Agreement between Zomedica Pharmaceuticals Corp. and Shameze Rampertab
10.5+*	Amendment No. 1 to Executive Employment Agreement between Zomedica Pharmaceuticals Corp. and Shameze Rampertab
10.6+*	Employment Agreement between ZoMedica Pharmaceuticals Inc. and Stephanie Morley
10.7+*	Consulting Agreement between ZoMedica Pharmaceuticals Inc. and William MacArthur
10.8+*	Executive Employment Agreement between ZoMedica Pharmaceuticals Inc. and Robert DiMarzo (including Addendum)
10.9*	Lease Agreement for 3928 Varsity Drive, Ann Arbor MI 48108
10.10*	Lease Agreement for 100 Phoenix Drive, Ann Arbor MI 48108
10.11+*	Stock Option Plan
10.12*	Form of Subscription Agreement for August 2016, December 2016 and April 2017 offerings
10.13*	CPC Escrow Agreement, dated April 8, 2013
10.14*	Value Security Escrow Agreement, dated April 21, 2016
10.15*	Collaborative Research Agreement, dated January 3, 2017, by and between Celsee Diagnostics, Inc. and Zomedica Pharmaceuticals Corp.
10.16+*	Executive Employment Agreement between ZoMedica Pharmaceuticals Inc. and Bruk Herbst
10.17+*	Amendment No. 1 to Executive Employment Agreement between Zomedica Pharmaceuticals Corp. and Gerald Solensky Jr.
10.18*	Loan Agreement, dated September 1, 2017, by and between Gerald A. Solensky and Equidebt LLC
10.19*	Line of Credit Promissory Note, dated September 1, 2017, from Gerald A. Solensky in favor of Equidebt LLC
10.20*	Loan Agreement, dated October 17, 2017, by and between Zomedica Pharmaceuticals Corp. and Equidebt LLC
10.21*	Line of Credit Promissory Note, dated October 17, 2017, from Zomedica Pharmaceuticals Corp. in favor of Equidebt LLC
10.22*	Guaranty Agreement, dated October 17, 2017 made by Gerald A. Solensky in favor of Equidebt LLC
21.1*	List of Subsidiaries
23.1*	Consent of MNP LLP for Zomedica Pharmaceuticals Corp.
23.2*	Consent of MNP LLP for ZoMedica Pharmaceuticals Inc.
23.3	Consent of Tingle Merrett LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)

*	Previously filed
#	The registrant has sought confidential treatment with respect to certain portions of this exhibit.
+	Indicates management contract or compensatory plan.

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